Exhibit 5.1

[Western Digital Corporation Letterhead]

November 5, 2014

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

Re:	Registration of Shares of Common Stock of Western Digital Corporation

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Western Digital Corporation, a Delaware corporation (the “Company”), and in such capacity I have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”) of up to 6,250,000 shares of the Company’s common stock, $.01 par value per share (the “Shares”), pursuant to an underwritten public offering (the “Underwritten Offering”).

In my capacity as Senior Vice President, General Counsel and Secretary of the Company, I have examined originals or copies of those corporate and other records of the Company I considered appropriate. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares offered for sale by the Selling Stockholder pursuant to the Underwritten Offering have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

I am a member of the State Bar of California. For purposes of this opinion, I do not purport to be an expert in, nor do I express any opinion on, any laws other than the laws of the State of California and the Delaware General Corporation Law.

I consent to your filing this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ Michael C. Ray

Michael C. Ray,
Senior Vice President, General Counsel & Secretary